Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 27, 2025, with respect to the consolidated financial statements of PDS Biotechnology Corporation, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Short Hills, New Jersey
May 27, 2025